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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS




         We consent to the inclusion in this registration statement on Form S-4 (the "Registration Statement") of Embassy Acquisition Corp. of our report dated March 19, 1997, on our audits of the financial statements of Embassy Acquisition Corp. as of December 31, 1996 and 1995, and for the year ended December 31, 1996 and for the period from November 30, 1995 (date of inception) to December 31, 1996. We also consent to the inclusion in this Registration Statement of our report dated December 19, 1997, on our audit of Orthodontix, Inc. as of December 31, 1996 and for the period from August 14, 1996 (date of inception) to December 31, 1996. We also consent to the reference to our firm under the caption "Experts".

COOPERS & LYBRAND L.L.P.


Miami, Florida
March 26, 1998